Earnings Release May 06, 2020
Holly Energy Partners, L.P. Reports First Quarter Results

•	Reported net income attributable to HEP of $24.9 million or $0.24 per unit

•	Announced quarterly distribution of $0.35 per unit

•	Reported EBITDA of $64.4 million and Adjusted EBITDA of $91.1 million
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the first quarter of 2020. Net income attributable to HEP for the first quarter was $24.9 million ($0.24 per basic and diluted limited partner unit), compared to $51.2 million ($0.49 per basic and diluted limited partner unit) for the first quarter of 2019.
The decrease in earnings is primarily due to a charge of $25.9 million related to the early redemption of our previously outstanding $500 million aggregate principal amount of 6.0% senior notes, due in 2024. Excluding the loss on early extinguishment of debt, net income attributable to Holly Energy Partners for the first quarter would be $50.8 million ($0.48 per basic and diluted limited partner unit).
Distributable cash flow was $70.7 million for the quarter, an increase of $0.1 million, or 0.2% compared to the first quarter of 2019. HEP declared a quarterly cash distribution of $0.35 per unit on April 23, 2020, which represents a 48% reduction from the $0.67 per unit declared for the first quarter of 2019.
Commenting on our 2020 first quarter results, Michael Jennings, Chief Executive Officer, stated, ““HEP delivered solid first quarter results, supported by safe and reliable operations and continued strength in both our crude and refined product transportation and storage systems.”
“Additionally, HEP has changed its distribution strategy to allow for long-term financial strength and flexibility.  The new distribution rate will allow HEP to retain an additional $130 million per year, which will be utilized to fully fund capital expenditures as well as reduce leverage.”
“As the COVID-19 pandemic continues, HEP remains focused on the health and safety of our employees, communities, and contractors and we stay committed to safe and reliable operations.”
Our business depends in large part on the demand for the various petroleum products we transport, terminal and store in the markets we serve.  COVID-19 has created destruction of demand, as well as lack of forward visibility, for refined products and crude oil transportation, and for the terminalling and storage services that we provide. We expect a recovery of our services as demand for these essential products returns in the long run; however, there is little visibility on the timing for, or the extent of, this recovery in the near-term. We expect our customers will continue to adjust refinery production levels commensurate with market demand.  For additional details of the impact of COVID-19 on our business, please see our Form 10-Q for the quarter ended March 31, 2020.
First Quarter 2020 Revenue Highlights
Revenues for the first quarter were $127.9 million, a decrease of $6.6 million compared to the first quarter of 2019. The decrease was mainly attributable to lower volumes on our UNEV pipeline and our crude pipeline systems in Wyoming and Utah, which contributed to a decrease in overall pipeline volumes of 17%. In addition, revenues on our refinery processing units were higher in the first quarter of 2019 due to an adjustment in revenue recognition recorded in that quarter.

•
Revenues from our refined product pipelines were $34.9 million, a decrease of $1.5 million compared to the first quarter of 2019. Shipments averaged 179.6 thousand barrels per day ("mbpd") compared to 211.9 mbpd for the first quarter of 2019. The volume decrease was mainly due to lower volumes on pipelines servicing Delek's Big Spring refinery and our UNEV pipeline. The decrease in revenues was mainly due to the recording of certain pipeline tariffs as interest income as the related throughput contract renewal was determined to be a sales-type lease and lower volumes on our UNEV pipeline partially offset by higher revenues on product pipelines servicing HFC's Navajo refinery.

•
Revenues from our intermediate pipelines were $7.5 million, an increase of $0.2 million compared to the first quarter of 2019, due to higher throughput and contractual tariff escalators. Shipments averaged 142.1 mbpd for the first quarter of 2019 compared to 130.8 mbpd for the first quarter of 2019. The increase in volumes was mainly due to higher throughputs on our intermediate pipelines servicing HollyFrontier's Tulsa refinery.

•
Revenues from our crude pipelines were $28.1 million, a decrease of $3.4 million compared to the first quarter of 2019, and shipments averaged 397.2 mbpd compared to 527.3 mbpd for the first quarter of 2019. The decreases were mainly attributable to decreased volumes on our crude pipeline systems in New Mexico and Texas and on our crude pipeline systems in Wyoming and Utah.

•
Revenues from terminal, tankage and loading rack fees were $37.5 million, a decrease of $0.1 million compared to the first quarter of 2019. Refined products and crude oil terminalled in the facilities averaged 475.7 mbpd compared to 442.7 mbpd for the first quarter of 2019. The volume increase was mainly due to higher volumes at HFC's Tulsa and El Dorado refineries, our new Orla diesel rack and our Catoosa terminal while revenue remained constant mainly due to contractual minimum volume guarantees.

•
Revenues from refinery processing units were $19.9 million, a decrease of $1.9 million compared to the first quarter of 2019, and throughputs averaged 69.8 mbpd compared to 65.8 mbpd for the first quarter of 2019. Revenues were higher in the first quarter of 2019 due to an adjustment in revenue recognition recorded in that quarter.

Operating Costs and Expenses Highlights
Operating costs and expenses were $61.7 million for the three months ended March 31, 2020, representing a decrease of $2.3 million from the three months ended March 31, 2019. The decrease was mainly due to lower rental and maintenance costs.
Interest expense was $17.8 million for the three months ended March 31, 2020, representing a decrease of $1.3 million over the same period of 2019. The decrease was mainly due to market interest rate decreases under our senior secured revolving credit facility and refinancing our $500 million of 6.0% senior notes with $500 million of 5.0% senior notes.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://event.on24.com/wcc/r/2160425/4CCAB51997218F116FB8790C70D6D9CA

An audio archive of this webcast will be available using the above noted link through May 19, 2020.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier

Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	the extraordinary market environment and effects of the COVID-19 pandemic, including the continuation of a material decline in demand for refined petroleum products in markets we serve;

•
risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals and refinery processing units;

•
the economic viability of HollyFrontier Corporation, our other customers and our joint ventures' other customers, including any refusal or inability of our or our joint ventures' customers or counterparties to perform their obligations under their contracts;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•
the possibility of reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, whether due to infection in the workforce or in response to reductions in demand;

•	the effects of current and future government regulations and policies, including the effects of current restrictions on various commercial and economic activities in response to the COVID-19 pandemic;

•	our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;

•	the impact of recent or proposed changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the three months ended March 31, 2020 and 2019.

	Three Months Ended March 31,		Change from
	2020	2019	2019
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$20,083	$20,732	$(649)
Affiliates – intermediate pipelines	7,474	7,281	193
Affiliates – crude pipelines	20,393	21,121	(728)
	47,950	49,134	(1,184)
Third parties – refined product pipelines	14,798	15,604	(806)
Third parties – crude pipelines	7,724	10,362	(2,638)
	70,472	75,100	(4,628)
Terminals, tanks and loading racks:
Affiliates	33,594	32,406	1,188
Third parties	3,904	5,172	(1,268)
	37,498	37,578	(80)

Affiliates - refinery processing units	19,884	21,819	(1,935)

Total revenues	127,854	134,497	(6,643)
Operating costs and expenses
Operations	34,981	37,519	(2,538)
Depreciation and amortization	23,978	23,824	154
General and administrative	2,702	2,620	82
	61,661	63,963	(2,302)
Operating income	66,193	70,534	(4,341)

Equity in earnings of equity method investments	1,714	2,100	(386)
Interest expense, including amortization	(17,767)	(19,022)	1,255
Interest income	2,218	528	1,690
Loss on early extinguishment of debt	(25,915)	—	(25,915)
Gain on sale of assets and other	506	(310)	816
	(39,244)	(16,704)	(22,540)
Income before income taxes	26,949	53,830	(26,881)
State income tax expense	(37)	(36)	(1)
Net income	26,912	53,794	(26,882)
Allocation of net income attributable to noncontrolling interests	(2,051)	(2,612)	561
Net income attributable to Holly Energy Partners	$24,861	$51,182	$(26,321)
Limited partners’ earnings per unit – basic and diluted	$0.24	$0.49	$(0.25)
Weighted average limited partners’ units outstanding	105,440	105,440	—
EBITDA(1)	$64,425	$93,536	$(29,111)
Adjusted EBITDA(1)	$91,109	$93,536	$(2,427)
Distributable cash flow(2)	$70,708	$70,599	$109

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	129,966	130,807	(841)
Affiliates – intermediate pipelines	142,112	130,830	11,282
Affiliates – crude pipelines	305,031	400,797	(95,766)
	577,109	662,434	(85,325)
Third parties – refined product pipelines	49,637	81,064	(31,427)
Third parties – crude pipelines	92,203	126,496	(34,293)
	718,949	869,994	(151,045)
Terminals and loading racks:
Affiliates	429,730	373,912	55,818
Third parties	45,945	68,765	(22,820)
	475,675	442,677	32,998

Affiliates – refinery processing units	69,795	65,837	3,958

Total for pipelines and terminal assets (bpd)	1,264,419	1,378,508	(114,089)

(1)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) loss on early extinguishment of debt and (ii) pipeline tariffs not included in revenues due to impacts from lease accounting for certain pipeline tariffs minus (iii) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline tariffs for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. These pipeline tariffs were previously recorded as revenues prior to the renewal of the throughput agreement, which triggered sales-type lease accounting. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recoded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Net income attributable to Holly Energy Partners	$24,861	$51,182
Add (subtract):
Interest expense	17,767	19,022
Interest Income	(2,218)	(528)
State income tax expense	37	36
Depreciation and amortization	23,978	23,824
EBITDA	64,425	93,536
Loss on early extinguishment of debt	25,915	—
Pipeline tariffs not included in revenues	2,375	—
Lease payments not included in operating costs	(1,606)	—
Adjusted EBITDA	$91,109	$93,536

(2)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended March 31,
	2020	2019
	(In thousands)
Net income attributable to Holly Energy Partners	$24,861	$51,182
Add (subtract):
Depreciation and amortization	23,978	23,824
Amortization of discount and deferred debt charges	799	766
Loss on early extinguishment of debt	25,915	—
Revenue recognized (greater) less than customer billings	264	(3,034)
Maintenance capital expenditures (3)	(2,487)	(735)
Increase (decrease) in environmental liability	1	(278)
Decrease in reimbursable deferred revenue	(2,800)	(1,579)
Other	177	453
Distributable cash flow	$70,708	$70,599

(3)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	March 31,	December 31,
	2020	2019
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$19,282	$13,287
Working capital	$26,182	$20,758
Total assets	$2,188,284	$2,199,232
Long-term debt	$1,502,154	$1,462,031
Partners' equity (4)	$338,159	$381,103

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President and
Chief Financial Officer and Treasurer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214-954-6511